d\sec\Exh113Q.doc
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                                                          Exhibit 11

Schedule of Computation of Net Income (Loss) Per Share (unaudited)

                                     Three Months Ended June 30,         Nine Months Ended June 30,
                                        1997             1996              1997              1996
             Primary

Net income (loss)                     643,770         (731,567)        1,252,735           480,677

Less - preferred stock dividends      (28,146)               0           (42,925)                0

Net income (loss) for primary
income per Common Share               615,724         (731,567)        1,209,810           480,677

Weighted average number of
  Common Shares outstanding
  during the year                   5,806,176        5,769,912         5,806,176         5,760,755

Primary income (loss) per
  Common Share                            .11             (.13)              .21               .08


          Fully Diluted
Net income for primary income
  per Common Share                    615,724                          1,209,810

Add - dividends on convertible
  preferred stock                      28,146                             42,925

Net income for fully diluted
  net income per share                643,870                          1,252,735

Weighted average number of
  shares used in calculating
  primary income per                5,806,176                          5,806,176
  common share

Assuming conversion of
  convertible preferred stock
  (weighted average)                  469,035                            239,585

Weighted average number of
  common shares outstanding
  as adjusted                       6,275,211                          6,045,761

Fully diluted earnings per
  common share                            .10                                .21


Pro forma - Primary Earnings
   Per Share
Net income from continuing
  operations before income
  taxes                                                 21,733                           1,233,977

Pro forma Income Tax assuming
  retroactive application of
  change in subchapter S status                          8,200                             456,900

Net Income                                              13,533                             777,077

Pro Forma Weighted Average
  Shares Outstanding (Unaudited)                     5,769,912                           5,760,755

Primary Income per Common Share                            .00                                 .13
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